NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

New York Stock Exchange LLC (the ?Exchange?
or the ?NYSE?) hereby notifies the SEC of its intention to remove the entire class of Units of Beneficial Interest (the ?unit?) of LL&E
Royalty Trust (the ?Trust?) from listing and registration on the Exchange at the opening of business on December 14, 2009, pursuant to the provisions of Rule 12d2-2(b), because, in the opinion of the Exchange, the Unit is no longer suitable for continued listing and trading on the Exchange. The Trust had fallen below the Exchange continued listing standard for average closing price of less than $1.00 over a consecutive
30 trading day period and the Trust failed to cure this non-compliance within the required timeframe.
The Trust is also late on the filing with the Securities and Exchange Commission (?SEC?) of certain of its outstanding 2009 Form 10-Qs.

1.	The Exchange's Listed Company Manual,
Sections 802.01C, states, in part, that the
Exchange would promptly delist a security of
either a domestic or non-U.S. issuer when:
?	A company will be considered to be below
compliance standards if the average closing price of a security as reported on the consolidated tape is less than $1.00 over a consecutive 30 trading-day period.

2. The Exchange, on November 16, 2009, determined that the Securities should be suspended from trading before the opening of the trading session on November 20, 2009, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by letter on November 16, 2009.

3. Pursuant to the above authorization, a press release was issued on November 16, 2009, and an announcement was made on the 'ticker' of the Exchange at the open and close of the trading session on November 18, 2009 and other various dates of the proposed suspension of trading in the Securities.
Similar information was included on the Exchange's website. Trading in the Securities on the Exchange was suspended before the opening of the trading session on November 20, 2009.

4. The Company had a right to appeal to the Committee for Review of the Board of Directors of NYSE Regulation the determination to delist its Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of delisting determination. The
Company filed an 8-K with the SEC dated November 17, 2009 that it does not intend to appeal the NYSE?s decision.